Exhibit 99.1

DXC Technology Reports Third Quarter Fiscal Year 2022 Results

•Revenues of $4.09 billion for Q3 FY22, down 4.6% as compared to prior year period, and down 1.4% on an organic basis

•Diluted EPS was $0.38 and Non-GAAP diluted EPS was $0.92 in Q3 FY22

•Bookings of $5.0 billion and book-to-bill ratio of 1.23x in Q3 FY22

•Operating cash flow of $696 million, less capital expenditures of $146 million, results in $550 million of free cash flow

•Repurchased 6.8 million shares for $213 million in Q3 FY22, bringing YTD repurchases to $363 million or 10.6 million shares

•DXC intends to self-fund $1 billion of additional share repurchases over the next twelve months

ASHBURN, VA, February 2, 2022 – DXC Technology (NYSE: DXC) today reported results for the third quarter fiscal year 2022.

“Our third quarter results show the strong progress we are making with our transformation journey. Our focus on operational execution drove continued improvement in revenue, margins, and EPS, as well as an exceptionally strong bookings quarter of $5 billion (for a book-to-bill of 1.23x), and an outstanding cash flow result,” said Mike Salvino, DXC President and Chief Executive Officer. “By operating a more disciplined and focused organization, we continue to strengthen both our position in the market and our balance sheet, resulting in improved margins and substantial free cash flow. Finally, I would like to thank my colleagues across the organization for continuing to deliver excellence for our customers in the midst of COVID-19 challenges.”

Financial Highlights(1)	Q3 FY22	Q3 FY21
Revenue	$4,089	$4,288
YoY Revenue Growth	(4.6)%	(14.6)%
YoY Organic Revenue Growth (2)	(1.4)%	(9.7)%

Net Income	$102	$1,103
Net Income as a % of Sales	2.5%	25.7%

EBIT	$189	$2,032
EBIT Margin %	4.6%	47.4%

Adjusted EBIT(2)	$355	$300
Adjusted EBIT Margin %	8.7%	7.0%

Earnings Per Share (Diluted)	$0.38	$4.29
Non-GAAP EPS (Diluted) (2)	$0.92	$0.84

Book-to-Bill	1.23x	1.13x
(1) In millions, except per-share amounts
(2) Reconciliation of GAAP to Non-GAAP measures provided in Non-GAAP Results.

Financial Highlights - Third Quarter of Fiscal Year 2022

Revenue was $4.09 billion for the third quarter of fiscal year 2022, down 4.6% as compared to prior year period, and down 1.4% on an organic basis. Third quarter revenues came in at the bottom of the previous guidance range, as the strengthening of the U.S. dollar reduced third quarter fiscal year 2022 revenues by $26 million as compared to the currency rates used in our prior earnings guidance.

Net income was $102 million, or 2.5% of sales, for the third quarter of fiscal year 2022, compared to $1,103 million, or 25.7% of sales, in the prior year quarter. EBIT was $189 million or 4.6% of sales. Net income and EBIT in the quarter included the following items: amortization of intangible assets of $106 million, debt extinguishment costs of $2 million, restructuring costs of $36 million, mark-to-market pension loss of $7 million, loss on disposition of $4 million, and transaction, separation, and integration costs of $11 million. Excluding these items, Adjusted EBIT margin was 8.7% in the third quarter, an improvement of 170 bps as compared to the prior year quarter. Third quarter adjusted EBIT margin came in within our guidance range. In the third quarter of fiscal year 2021, net income and EBIT benefited from the sale of a business.

Diluted earnings per share was $0.38 and Non-GAAP diluted earnings per share was $0.92 for the third quarter of fiscal year 2022, driven by the improvement in margins, lower interest expense, and the lower number of outstanding shares. Non-GAAP EPS met the Company's previous guidance range.

Book-to-bill for the quarter was 1.23x. Over the trailing four quarters, the company delivered a book to bill of 1.08x.

During the third quarter, the Company repurchased 6.8 million shares of common stock for a total of $213 million. Year-to-date, the company repurchased 10.6 million shares for a total of $363 million.

Financial Information by Segment

Global Business Services ("GBS")	Q3 FY22	Q3 FY21
Revenue	$1,946	$1,921
YoY Revenue Growth	1.3%	(18.6)%
YoY Organic Revenue Growth	7.0%	(5.9)%

Segment Profit	$315	$273
Segment Profit Margin	16.2%	14.2%

Book-to-Bill	1.28x	1.35x

GBS segment revenue was $1.946 billion in the third quarter of fiscal year 2022, up 1.3% compared to prior year period and up 7.0% on an organic basis. The GBS performance was driven by strong growth in the Analytics & Engineering businesses, where revenue increased 17.3% and by continued improvement in our Applications business, where revenue increased 3.6% as compared to prior year period. GBS segment profit was $315 million and segment profit margin was 16.2%, up 200 bps as compared to the third quarter of fiscal year 2021. GBS bookings for the quarter were $2.48 billion for a book-to-bill of 1.28x.

Global Infrastructure Services ("GIS")	Q3 FY22	Q3 FY21
Revenue	$2,143	$2,367
YoY Revenue Growth	(9.5)%	(11.1)%
YoY Organic Revenue Growth	(8.3)%	(13.0)%

Segment Profit	$102	$88
Segment Profit Margin	4.8%	3.7%

Book-to-Bill	1.18x	0.95x

GIS segment revenue was $2.143 billion in the third quarter of fiscal year 2022, down 9.5% compared to prior year period, and down 8.3% on an organic basis. GIS segment performance was driven by improving ITO revenues, which declined by 2.7%. GIS segment profit was $102 million with a segment profit margin of 4.8%, a 110 bps margin expansion as compared to third quarter of fiscal year 2021. GIS bookings were $2.53 billion in the quarter for a book-to-bill of 1.18x.

Enterprise Technology Stack Highlights

The components of the Enterprise Technology Stack are as follows:

Offerings Revenues	Q3 FY22	Q2 FY22	Q1 FY22	Q4 FY21	Q3 FY21
Analytics and Engineering	$545	$520	$482	$476	$462
Applications	1,268	1,216	1,246	1,282	1,225
Business Process Services	116	118	118	133	128
Cloud and Security	471	521	549	551	543
IT Outsourcing	1,111	1,052	1,128	1,171	1,141
Modern Workplace	561	581	577	660	676
Subtotal	4,072	4,008	4,100	4,273	4,175
M&A and Divestitures
Revenues	17	19	41	112	113
Total Revenues	$4,089	$4,027	$4,141	$4,385	$4,288

Cash Flow

Cash Flow	Q3 FY22	Q3 FY21
Cash Flow from (used in) Operations	$696	$(187)
Less Capital Expenditures:
Purchase of property and equipment	(52)	(59)
Transition and transformation contract costs	(45)	(53)
Software purchased or developed	(49)	(107)
Free Cash Flow	$550	$(406)

Cash flow from (used in) operations was $696 million in the third quarter of fiscal year 2022, as compared to $(187) million in the third quarter of fiscal year 2021, and capital expenditures were $146 million in the third quarter of fiscal year 2022. Free cash flow (cash flow from operations, less capital expenditures) was $550 million in the third quarter of fiscal year 2022, as compared to $(406) million in the third quarter of fiscal year 2021. Third quarter of fiscal year 2022 operating cash flow included two previously disclosed payments totaling approximately $130 million. The third quarter benefited from stronger cash flow performance resulting from favorable timing on both payments and receipts in the quarter. Fourth quarter cash flows are expected to be negatively impacted as this timing impact reverses.

Guidance

The Company's guidance for the fourth quarter and full fiscal year 2022 is as follows:

Fiscal Year Guidance	Q4 FY22 Guidance	FY22 Previous Guidance	FY22 Updated Guidance
Revenues	$4.11 to $4.15B	$16.4 to $16.6B	~$16.4B
Organic Revenue Growth YoY	(1.2%) – (1.7%)	(1%) – (2%)	(2.2%) – (2.3%)
Adjusted EBIT Margin	8.7% – 9.0%	8.5% – 8.9%	8.5% – 8.6%
Net Interest Cost	~$25 million	~$155 million	~$135 million
Non-GAAP Diluted EPS	$0.98 – $1.03	$3.52 – $3.72	$3.64 – $3.69
Restructuring and TSI		~$550 million	~$400 million
Free Cash Flow		$500 million	>$650 million
Non-GAAP Tax Rate	~26%	~26%	~25%

The Company reaffirmed its longer-term guidance:

•Positive organic revenue growth of 1% to 3% for fiscal year 2024
•Adjusted EBIT margin of 10% to 11% in fiscal year 2024
•Non-GAAP diluted EPS of $5.00 to $5.25 in fiscal year 2024
•Free cash flow of approximately $1.5 billion in fiscal year 2024
•Restructuring and TSI of approximately $100 million in fiscal year 2024

DXC does not provide a reconciliation of Non-GAAP measures that it discusses as part of its guidance because certain significant information required for such reconciliation is not available without unreasonable efforts or at all, including, most notably, the impact of significant non-recurring items. Without this information, DXC does not believe that a reconciliation would be meaningful.

Ken Sharp, Chief Financial Officer, commented: “Our focus driving the business in a disciplined fashion is yielding results. We have made solid progress addressing our debt and related interest expense, restructuring expense, transaction, separation and integration expense, capital expenditures, capital lease originations and our facility footprint. These initiatives, and the ongoing strong business execution of our DXC colleagues, allowed us to deliver robust cash flows in the quarter. With our improved cash flow, coupled with the progress we are making on our portfolio shaping efforts, we expect to have $1 billion in excess cash that we intend to use to repurchase our shares over the next twelve months."

Earnings Conference Call and Webcast

DXC Technology senior management will host a conference call and webcast to discuss these results on February 2, 2022, at 5:00 p.m. EDT. The dial-in number for domestic callers is +1 (888) 330-2455. Callers who reside outside of the United States should dial +1 (240) 789-2717. The passcode for all participants is 4164760. The webcast audio and any presentation slides will be available on DXC Technology’s Investor Relations website.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until February 9, 2022. Phone number for the replay is +1 (800) 770-2030 or +1 (647) 362-9199. The replay passcode is 4164760.

About DXC Technology

DXC Technology (NYSE: DXC) helps global companies run their mission critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private and hybrid clouds. The world’s largest companies and public sector organizations trust DXC to deploy services across the Enterprise Technology Stack to drive new levels of performance, competitiveness, and customer experience. Learn more about how we deliver excellence for our customers and colleagues at DXC.com.

Forward-Looking Statements

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” Forward-looking statements often include words such as “anticipates,” “believes,” “estimates,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target,” and “will” and words and terms of similar substance in discussions of future operating or financial performance. Forward-looking statements include, among other things, statements with respect to our future financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, divestitures, competitive position, growth opportunities, share repurchases, dividend payments, plans and objectives of management and other matters.
These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the ongoing coronavirus disease 2019 (“COVID-19”) pandemic and the impact of varying private and governmental responses that affect our customers, employees, vendors and the economies and communities where they operate. For a written description of these factors, see the section titled “Risk Factors” in DXC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, and any updating information in subsequent SEC filings, including DXC’s upcoming Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2021.

No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

About Non-GAAP Measures

In an effort to provide investors with supplemental financial information, in addition to the preliminary and unaudited financial information presented on a GAAP basis, we have also disclosed in this press release preliminary Non-GAAP information including: earnings before interest and taxes ("EBIT"), EBIT margin, Adjusted EBIT, Adjusted EBIT margin, Non-GAAP diluted EPS, organic revenues, organic revenue growth, and free cash flow.

We believe EBIT, EBIT margin, Adjusted EBIT, Adjusted EBIT margin, and Non-GAAP diluted EPS provide investors with useful supplemental information about our operating performance after excluding certain categories of expenses. Free cash flow represents cash flow from operations, less capital expenditures.

One category of expenses excluded from Adjusted EBIT, Adjusted EBIT margin, and Non-GAAP diluted EPS, incremental amortization of intangible assets acquired through business combinations, may result in a significant difference in period over period amortization expense on a GAAP basis. We exclude amortization of certain acquired intangible assets as these non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Although DXC management excludes amortization of acquired intangible assets primarily customer-related intangible assets, from its Non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and support revenue generation. Any future transactions may result in a change to the acquired intangible asset balances and associated amortization expense.

Another category of expenses excluded from Adjusted EBIT, Adjusted EBIT margin, and Non-GAAP diluted EPS, impairment losses, may result in a significant difference in period over period expense on a GAAP basis. We exclude impairment losses as these non-cash amounts, reflect generally an acceleration of what would be multiple periods of expense and do not expect to occur frequently. Further assets such as goodwill may be significantly impacted by market conditions outside of management’s control.

We believe organic revenue growth provides investors with useful supplemental information about our revenues after excluding the effect of currency exchange rate fluctuations for currencies other than U.S. dollars and the effects of acquisitions and divestitures in the periods presented. See below for a description of the methodology we use to present organic revenues.

Selected references are made to revenue growth on an “organic basis” so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates and without the impacts of acquisitions and divestitures from “organic basis” financial results, thereby providing comparisons of operating performance from period to period of the business that we have owned during all periods presented. Organic revenue growth is calculated by dividing the year-over-year change in GAAP revenues attributed to organic growth by the GAAP revenues reported in the prior comparable period. This approach is used for all results where the functional currency is not the U.S. dollar.

There are limitations to the use of the Non-GAAP financial measures presented in this report. One of the limitations is that they do not reflect complete financial results. We compensate for this limitation by providing a reconciliation between our Non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Additionally, other companies, including companies in our industry, may calculate Non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes between companies.

# # #

Contact:

John Sweeney, CFA, Vice President, Investor Relations, +1-980-315-3665, john.sweeney@dxc.com
Jim Pasinski, Corporate Media Relations, +1-716-307-5454, james.pasinski@dxc.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per-share amounts)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Revenues	$4,089	$4,288	$12,257	$13,344

Costs of services	3,179	3,333	9,522	10,525
Selling, general and administrative	340	517	1,093	1,595
Depreciation and amortization	424	475	1,294	1,492
Restructuring costs	36	104	248	441
Interest expense	38	82	161	284
Interest income	(15)	(28)	(51)	(76)
Debt extinguishment costs	2	—	311	—
Gain on disposition of businesses	4	(2,046)	(373)	(2,046)
Other income, net	(85)	(127)	(290)	(318)
Total costs and expenses	3,923	2,310	11,915	11,897

Income before income taxes	166	1,978	342	1,447
Income tax expense	64	875	145	789
Net income	102	1,103	197	658
Less: net income attributable to non-controlling interest, net of tax	4	5	9	9
Net income attributable to DXC common stockholders	$98	$1,098	$188	$649

Income per common share:
Basic	$0.39	$4.32	$0.74	$2.55
Diluted	$0.38	$4.29	$0.73	$2.54

Weighted average common shares outstanding for:
Basic EPS	250.27	254.32	252.44	254.03
Diluted EPS	254.82	255.75	257.59	255.20

Selected Consolidated Balance Sheet Data
(preliminary and unaudited)

	As of
(in millions)	December 31, 2021	March 31, 2021
Assets
Cash and cash equivalents	$2,919	$2,968
Receivables, net	3,670	4,156
Prepaid expenses	600	567
Other current assets	314	517
Total current assets	7,503	8,208

Intangible assets, net	3,575	4,043
Operating right-of-use assets, net	1,122	1,366
Goodwill	629	641
Deferred income taxes, net	259	289
Property and equipment, net	2,555	2,946
Other assets	4,310	4,545
Total Assets	$19,953	$22,038

Liabilities
Short-term debt and current maturities of long-term debt	$706	$1,167
Accounts payable	759	914
Accrued payroll and related costs	563	698
Current operating lease liabilities	386	418
Accrued expenses and other current liabilities	3,111	3,476
Deferred revenue and advance contract payments	1,001	1,079
Income taxes payable	202	398
Total current liabilities	6,728	8,150

Long-term debt, net of current maturities	4,236	4,345
Non-current deferred revenue	882	622
Non-current operating lease liabilities	805	1,038
Non-current income tax liabilities and deferred tax liabilities	779	854
Other long-term liabilities	1,436	1,721
Total Liabilities	14,866	16,730

Total Equity	5,087	5,308

Total Liabilities and Equity	$19,953	$22,038

Condensed Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Nine Months Ended
(in millions)	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net income	$197	$658
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,309	1,506
Operating right-of-use expense	371	463
Pension & other post-employment benefits, actuarial & settlement losses	7	2
Share-based compensation	77	42
Deferred taxes	17	(319)
Gain on dispositions	(402)	(2,023)
Provision for losses on accounts receivable	1	52
Unrealized foreign currency exchange gain	(20)	(60)
Impairment losses and contract write-offs	21	68
Debt extinguishment costs	311	—
Other non-cash charges, net	1	(2)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in assets	386	88
Decrease in operating lease liability	(371)	(463)
(Decrease) increase in other liabilities	(675)	392
Net cash provided by operating activities	1,230	404

Cash flows from investing activities:
Purchases of property and equipment	(217)	(215)
Payments for transition and transformation contract costs	(152)	(189)
Software purchased and developed	(211)	(209)
Payments for acquisitions, net of cash acquired	—	(10)
Business dispositions	519	4,942
Cash collections related to deferred purchase price receivable	—	159
Proceeds from sale of assets	95	27
Short-term investing	24	—
Other investing activities, net	35	(5)
Net cash provided by investing activities	93	4,500

Cash flows from financing activities:
Borrowings of commercial paper	840	854
Repayments of commercial paper	(821)	(1,327)
Borrowings under lines of credit	—	2,500
Repayment of borrowings under lines of credit	—	(4,000)
Borrowings on long-term debt	19	—
Principal payments on long-term debt	(2,872)	(2,926)
Payments on finance leases and borrowings for asset financing	(855)	(694)
Proceeds from bond issuance	2,918	993
Proceeds from stock options and other common stock transactions	12	1
Taxes paid related to net share settlements of share-based compensation awards	(15)	(5)
Payments for debt extinguishment costs	(344)	—
Repurchase of common stock and advance payment for accelerated share repurchase	(352)	—
Dividend payments	—	(53)
Other financing activities, net	10	(14)
Net cash used in financing activities	(1,460)	(4,671)
Effect of exchange rate changes on cash and cash equivalents	25	20
Net (decrease) increase in cash and cash equivalents including cash classified within current assets held for sale	(112)	253
Cash classified within current assets held for sale	63	(13)
Net (decrease) increase in cash and cash equivalents	(49)	240
Cash and cash equivalents at beginning of year	2,968	3,679
Cash and cash equivalents at end of period	$2,919	$3,919

Segment Profit

We define segment profit as segment revenues less costs of services, segment selling, general and administrative, depreciation and amortization, and other income (excluding the movement in foreign currency exchange rates on our foreign currency denominated assets and liabilities and the related economic hedges). The Company does not allocate to its segments certain operating expenses managed at the corporate level. These unallocated costs include certain corporate function costs, stock-based compensation expense, pension and other post-retirement benefits (“OPEB”) actuarial and settlement gains and losses, restructuring costs, transaction, separation and integration-related costs, and amortization of acquired intangible assets.

	Three Months Ended		Nine Months Ended
(in millions)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Profit
GBS profit	$315	$273	$885	$805
GIS profit	102	88	351	147
All other loss	(62)	(61)	(203)	(179)
Interest income	15	28	51	76
Interest expense	(38)	(82)	(161)	(284)
Restructuring costs	(36)	(104)	(248)	(441)
Transaction, separation and integration-related costs	(11)	(96)	(23)	(307)
Amortization of acquired intangible assets	(106)	(114)	(325)	(414)
Gains and (losses) on dispositions	(4)	2,046	343	2,046
Impairment losses	—	—	(10)	—
Debt extinguishment costs	(2)	—	(311)	—
Pension and OPEB actuarial and settlement losses	(7)	—	(7)	(2)
Income before income taxes	$166	$1,978	$342	$1,447

Segment profit margins
GBS	16.2%	14.2%	15.5%	12.7%
GIS	4.8%	3.7%	5.4%	2.1%

Reconciliation of Non-GAAP Financial Measures

Our Non-GAAP adjustments include:
•Restructuring costs – includes costs, net of reversals, related to workforce and real estate optimization and other similar charges.
•Transaction, separation and integration-related (“TSI”) costs – includes costs related to integration, planning, financing and advisory fees and other similar charges associated with mergers, acquisitions, strategic investments, joint ventures, and dispositions and other similar transactions.(1)
•Amortization of acquired intangible assets – includes amortization of intangible assets acquired through business combinations.
•Gains and losses on dispositions – gains and losses related to dispositions of businesses, strategic assets and interests in less than wholly-owned entities.(2)
•Impairment losses – impairment losses on assets classified as long-term on the balance sheet.(3)
•Debt extinguishment costs – costs associated with early retirement, redemption, repayment or repurchase of debt and debt-like items including any breakage, make-whole premium, prepayment penalty or similar costs as well as solicitation and other legal and advisory expenses.(4)
•Pension and OPEB actuarial and settlement gains and losses – pension and OPEB actuarial mark to market adjustments and settlement gains and losses.
•Tax adjustments – discrete tax adjustments to impair or recognize certain deferred tax assets, adjustments for changes in tax legislation and the impact of merger and divestitures. Income tax expense of all other (non-discrete) Non-GAAP adjustments is based on the difference in the GAAP annual effective tax rate (AETR) and overall Non-GAAP provision (consistent with the GAAP methodology).(5)

(1) TSI-Related Costs include fees and other internal and external expenses associated with legal, accounting, consulting, due diligence, investment banking advisory, and other services, as well as financing fees, retention incentives, and resolution of transaction related claims in connection with, or resulting from, exploring or executing potential acquisitions, dispositions and strategic investments, whether or not announced or consummated.

The TSI-Related costs for the third quarter of fiscal 2022 include $10 million of costs incurred in connection with activities related to other acquisitions and divestitures; and $1 million of expenses related to integration projects from the HPES merger.

The TSI-Related costs for the first nine months of fiscal 2022 include $13 million of costs to execute the strategic alternatives; $4 million legal costs and ($14 million) credit towards Peraton Arbitration settlement, $5 million in expenses related to integration projects resulting from the HPES merger (including costs associated with continuing efforts to separate certain IT systems) and $15 million of costs incurred in connection with activities related to other acquisitions and divestitures.

(2) Gains and losses on dispositions for the first nine months of fiscal 2022 include a $337 million gain on sale of the HPS business, gains of $19 million on other dispositions and ($13 million) of adjustments relating to the sale of the HHS business.

(3) Impairment losses on dispositions for the first nine months of fiscal 2022 includes a $10 million impairment charge of capitalized transition and transformation costs.

(4) Debt extinguishment costs adjustments for the third quarter of fiscal 2022 include $2 million related to the decrease in our revolving credit facility limit.

Debt extinguishment costs adjustments for the first nine months of fiscal 2022 reflects $2 million related to the decrease in our revolving credit facility limit, $18 million to fully redeem two series of our 4.45% senior notes due fiscal 2023, $7 million associated with asset financing, $1 million to fully redeem our Euro-denominated term loan facility, $41 million to fully redeem our 4.25% senior notes due fiscal 2025, $26 million to fully redeem our 2.75% senior notes due fiscal 2025, $58 million to fully redeem our 4.125% senior notes due fiscal 2026, $87 million to fully redeem our 4.750% senior notes due fiscal 2028, and $71 million to fully redeem our 7.45% senior notes due fiscal 2030.

(5) Tax adjustment for the first nine months of fiscal 2022 reflects net revaluation of deferred taxes resulting from changes in non-US jurisdiction tax rates.

Non-GAAP Results

A reconciliation of reported results to Non-GAAP results is as follows:

	Three Months Ended December 31, 2021
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Gains and Losses on Dispositions	Debt Extinguishment Costs	Pension and OPEB Actuarial and Settlement Losses	Tax Adjustment	Non-GAAP Results
Income before income taxes	$166	$36	$11	$106	$4	$2	$7	$—	$332
Income tax expense	64	4	1	13	—	—	1	10	93
Net income	102	32	10	93	4	2	6	(10)	239
Less: net income attributable to non-controlling interest, net of tax	4	—	—	—	—	—	—	—	4
Net income attributable to DXC common stockholders	$98	$32	$10	$93	$4	$2	$6	$(10)	$235

Effective Tax Rate	38.6%								28.0%

Basic EPS	$0.39	$0.13	$0.04	$0.37	$0.02	$0.01	$0.02	$(0.04)	$0.94
Diluted EPS	$0.38	$0.13	$0.04	$0.36	$0.02	$0.01	$0.02	$(0.04)	$0.92

Weighted average common shares outstanding for:
Basic EPS	250.27	250.27	250.27	250.27	250.27	250.27	250.27	250.27	250.27
Diluted EPS	254.82	254.82	254.82	254.82	254.82	254.82	254.82	254.82	254.82

	Nine Months Ended December 31, 2021
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Gains and Losses on Dispositions	Impairment Losses	Debt Extinguishment Costs	Pension and OPEB Actuarial and Settlement Losses	Tax Adjustment	Non-GAAP Results
Income before income taxes	$342	$248	$23	$325	$(343)	$10	$311	$7	$—	$923
Income tax expense	145	48	6	63	(91)	2	73	1	(18)	229
Net income	197	200	17	262	(252)	8	238	6	18	694
Less: net income attributable to non-controlling interest, net of tax	9	—	—	—	—	—	—	—	—	9
Net income attributable to DXC common stockholders	$188	$200	$17	$262	$(252)	$8	$238	$6	$18	$685

Effective Tax Rate	42.4%									24.8%

Basic EPS	$0.74	$0.79	$0.07	$1.04	$(1.00)	$0.03	$0.94	$0.02	$0.07	$2.71
Diluted EPS	$0.73	$0.78	$0.07	$1.02	$(0.98)	$0.03	$0.92	$0.02	$0.07	$2.66

Weighted average common shares outstanding for:
Basic EPS	252.44	252.44	252.44	252.44	252.44	252.44	252.44	252.44	252.44	252.44
Diluted EPS	257.59	257.59	257.59	257.59	257.59	257.59	257.59	257.59	257.59	257.59

	Three Months Ended December 31, 2020
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Gain on Disposition of Businesses	Non-GAAP Results
Income before income taxes	$1,978	$104	$96	$114	$(2,046)	$246
Income tax expense	875	11	16	26	(903)	25
Net income	1,103	93	80	88	(1,143)	221
Less: net income attributable to non-controlling interest, net of tax	5	—	—	—	—	5
Net income attributable to DXC common stockholders	$1,098	$93	$80	$88	$(1,143)	$216

Effective Tax Rate	44.2%					10.2%

Basic EPS	$4.32	$0.37	$0.31	$0.35	$(4.49)	$0.85
Diluted EPS	$4.29	$0.36	$0.31	$0.34	$(4.47)	$0.84

Weighted average common shares outstanding for:
Basic EPS	254.32	254.32	254.32	254.32	254.32	254.32
Diluted EPS	255.75	255.75	255.75	255.75	255.75	255.75

	Nine Months Ended December 31, 2020
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Gain on Disposition of Businesses	Pension and OPEB Actuarial and Settlement Losses	Tax Adjustment	Non-GAAP Results
Income before income taxes	$1,447	$441	$307	$414	$(2,046)	$2	$—	$565
Income tax expense	789	75	70	95	(903)	—	(2)	124
Net income	658	366	237	319	(1,143)	2	2	441
Less: net income attributable to non-controlling interest, net of tax	9	—	—	—	—	—	—	9
Net income attributable to DXC common stockholders	$649	$366	$237	$319	$(1,143)	$2	$2	$432

Effective Tax Rate	54.5%							21.9%

Basic EPS	$2.55	$1.44	$0.93	$1.26	$(4.50)	$0.01	$0.01	$1.70
Diluted EPS	$2.54	$1.43	$0.93	$1.25	$(4.48)	$0.01	$0.01	$1.69

Weighted average common shares outstanding for:
Basic EPS	254.03	254.03	254.03	254.03	254.03	254.03	254.03	254.03
Diluted EPS	255.20	255.20	255.20	255.20	255.20	255.20	255.20	255.20

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Please refer to the “About Non-GAAP Measures” section of the press release for further information on the use of these Non-GAAP measures.

Year-over-Year Organic Revenue Growth

	Three Months Ended
	December 31, 2021	December 31, 2020
Total revenue growth	(4.6)%	(14.6)%
Foreign currency	1.0%	(2.3)%
Acquisitions and divestitures	2.2%	7.2%
Organic revenue growth	(1.4)%	(9.7)%

GIS revenue growth	(9.5)%	(11.1)%
Foreign currency	0.9%	(2.4)%
Acquisitions and divestitures	0.3%	0.5%
GIS organic revenue growth	(8.3)%	(13.0)%

GBS revenue growth	1.3%	(18.6)%
Foreign currency	1.3%	(2.2)%
Acquisitions and divestitures	4.4%	14.9%
GBS organic revenue growth	7.0%	(5.9)%

EBIT and Adjusted EBIT

	Three Months Ended		Nine Months Ended
(in millions)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income	$102	$1,103	$197	$658
Income tax expense	64	875	145	789
Interest income	(15)	(28)	(51)	(76)
Interest expense	38	82	161	284
EBIT	189	2,032	452	1,655
Restructuring costs	36	104	248	441
Transaction, separation and integration-related costs	11	96	23	307
Amortization of acquired intangible assets	106	114	325	414
(Gains) and losses on dispositions	4	(2,046)	(343)	(2,046)
Impairment losses	—	—	10	—
Debt extinguishment costs	2	—	311	—
Pension and OPEB actuarial and settlement losses	7	—	7	2
Adjusted EBIT	$355	$300	$1,033	$773

EBIT margin	4.6%	47.4%	3.7%	12.4%
Adjusted EBIT margin	8.7%	7.0%	8.4%	5.8%

Source: DXC Technology
Category: Investor Relations